Exhibit 99.1


Announcement
For Immediate Release

        Pak Mail Centers of America, Inc. to be Acquired by Pak Mail
                                  Acquisition Corp.

Englewood, Colorado, October 17, 2002 - Pak Mail Centers of America, Inc. ("Pak Mail") and Pak Mail Acquisition Corp. ("PMAC") announced today that the two companies have signed a definitive agreement for PMAC to acquire Pak Mail. The acquisition, approved by the boards of directors of both companies, is to be accomplished through a merger whereby the shareholders of Pak Mail other than PMAC would receive $0.0516 for each share of common stock. Shareholders of PMAC currently own or control approximately 79.4% of Pak Mail's common stock.

The merger will qualify as a going-private transaction under federal securities law and is expected to be consummated in late December 2002 or January 2003.

"This transaction represents an important step in the evolution of Pak Mail. By becoming a private company, Pak Mail will significantly reduce its administrative costs and eliminate filing requirements associated with being a public company. This will allow us to concentrate on our core business strategy," said P. Evan Lasky, President and CEO of Pak Mail. "We expect the transaction to result in a continuation of superior service and support for our network of excellent franchises throughout the country and internationally."

Following the completion of the merger, two significant shareholders of Pak Mail, Pak Mail Investment Partnership L.P. and D.P. Kelly & Associates, L.P. will share ownership of Pak Mail. Duff & Phelps, LLC acted as financial advisor to Pak Mail in connection with the merger.

About Pak Mail Centers of America, Inc.

Pak Mail is an internationally recognized marketer of Pak Mail premier specialty packaging, shipping and business support franchises. Pak Mail is headquartered in Englewood, Colorado. For more information, visit the company's website at www.pakmail.com.

For more information, please contact:

P. Evan Lasky
Pak Mail Centers of America, Inc.
(303) 957-1000
elasky@pakmail.org

                                    - ### -

Any "forward-looking statements" contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "expects," "intends," variations of these words and similar expressions are intended to identify forward-looking statements. These statements involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future events may differ materially from what is forecast in forward-looking statements due to a variety of factors.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Pak Mail. Prior to the Notice of Special Meeting of Shareholders, shareholders of Pak Mail will file a Preliminary Proxy Statement with the Securities and Exchange Commission and PMAC and other related parties will file a Schedule 13E-3 with respect to the merger. The Preliminary Proxy Statement, Schedule 13E-3 and other related documents will contain important information that should be read carefully before any decision is made with respect to the merger. The Preliminary Proxy Statement, Schedule 13E-3 and other related documents will be made available to all stockholders of Pak Mail, at no expense to them. The Proxy Statement,
Schedule 13E-3 and other related documents will also be available at no charge at the Securities and Exchange Commission's website at www.sec.gov.